EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL SECOND QUARTER 2008 RESULTS

•	Issues Fiscal 2008 EPS Guidance
•	August Sales Trends Improve

BIRMINGHAM, Ala. (August 23, 2007) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the second quarter ended August 4, 2007.

Financial Highlights

Net sales on a fiscal basis for the 13-week period ended August 4, 2007, increased 9.6% to $114.4 million compared with $104.4 million for the 13-week period ended July 29, 2006. Comparable store sales increased 2.6% on a fiscal basis. Net income for the second fiscal quarter was $4.7 million compared with $4.0 million in the prior-year period. Earnings per diluted share was $0.15 compared with $0.12 in the prior year.

Net sales on a fiscal basis for the 26-week period ended August 4, 2007, increased 7.3% to $248.2 million compared with $231.3 million for the 26-week period ended July 29, 2006. Comparable store sales for this period decreased 0.2% on a fiscal basis. Net income for this period was $14.9 million compared with $15.5 million in the same period of fiscal 2007. Earnings per diluted share were $0.47 compared with $0.47 in the prior year.

Each quarter of fiscal 2008 starts one week later than the same quarter of fiscal 2007, due to the Company’s 2007 fiscal year having 53 weeks versus the normal 52 weeks. This timing shift can have a significant impact on quarterly sales comparisons.

The measurement of sales on a calendar basis in comparable stores for the same calendar weeks is based on sales during the 13 weeks and 26 weeks ended August 4, 2007, in relation to the same weeks ended August 5, 2006. On a calendar basis, comparable store sales decreased 5.6% for the 13 weeks and 2.3% for the 26 weeks.

Hibbett opened 17 new stores and closed 3 stores during the second quarter, bringing the store base to 634 in 23 states as of August 4, 2007. The Company plans to open 28 to 30 stores and close 2 to 4 stores in the third quarter. For fiscal 2008, the Company plans to open 90 to 95 stores and close 6 to 10 stores.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Consistent with our announcement earlier this month, the soft sales trend experienced in the second quarter led to lower than expected results. However, as we move forward into the third quarter, we are encouraged by the strength of back-to-school shopping trends occurring later and closer to the start of school and the tax-free holidays falling in the third quarter in Texas and Florida. We have found that the tax-free holidays have a significant impact on consumer shopping behavior and view these events as positive given the importance of August to the third quarter. During the first 19 days of the quarter, we have seen improved sales and a comparable calendar increase in the mid-single-digits."

Fiscal 2008 Outlook

For the third fiscal quarter ending November 3, 2007, the Company expects to report earnings per diluted share of $0.20 to $0.25 with slightly positive comparable store sales on a calendar basis and mid-single-digit negative comparable store sales on a fiscal basis. For fiscal 2008, the Company expects to report earnings of $1.07 to $1.20 per diluted share and a slightly positive comparable store sales increase on both a calendar and fiscal basis. At the present time, the Company has continued its historical practice of giving guidance. However, no assurance is given that the Company will achieve these forecasts, especially as a result of the uncertainties impacting our business such as the economy, consumer confidence and disruptions in the capital markets.

Stock Repurchase

During the second quarter, the Company repurchased 389,400 shares of common stock for a total expenditure of $10.9 million, bringing the total shares repurchased since the inception of the program in August 2004 to 5,033,813 shares for a total expenditure of $118.1 million. Approximately $31.9 million of the total authorization remains for future stock repurchases as of the end of the second quarter of fiscal 2008.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on August 24, 2007, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-4901. A replay of the conference call will be available until August 31, 2007, by dialing (719) 457-0820 and entering the passcode, 1928354.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2007-second quarter conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on August 24, 2007, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through September 13, 2007.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales), sale shifts and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
Net sales	$114,404	$104,363	$248,245	$231,277
Cost of goods sold, distribution center and store occupancy costs	76,928	71,671	165,716	154,445
Gross profit	37,476	32,692	82,529	76,832
Store operating, selling and administrative expenses	26,583	23,517	52,614	46,827
Depreciation and amortization	3,096	2,750	6,015	5,455
Operating income	7,797	6,425	23,900	24,550
Interest income, net	16	111	409	432
Income before provision for income taxes	7,813	6,536	24,309	24,982
Provision for income taxes	3,132	2,516	9,400	9,439
Net income	$4,681	$4,020	$14,909	$15,543

Net income per common share:
Basic earnings per share	$0.15	$0.12	$0.47	$0.48
Diluted earnings per share	$0.15	$0.12	$0.47	$0.47

Weighted average shares outstanding:
Basic	31,190	32,205	31,431	32,341
Diluted	31,695	32,656	31,957	32,894

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	August 4,	July 29,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$9,580	$4,962	$30,367
Short-term investments	292	502	--
Accounts receivable, net	5,693	4,935	4,651
Inventories, net	149,753	131,168	125,240
Prepaid expenses and other	11,231	8,345	6,631
Total current assets	176,549	149,912	166,889
Property and equipment, net	42,600	38,629	42,573
Other assets	2,730	3,581	3,391
Total assets	$221,879	$192,122	$212,853

Liabilities and Stockholders’ Investment
Accounts payable	$52,159	$45,049	$42,016
Short-term debt	5,778	113	--
Accrued expenses	12,098	9,436	18,445
Total current liabilities	70,035	54,598	60,461
Non-current liabilities	17,607	14,744	15,751
Stockholders’ investment	134,237	122,780	136,641
Total liabilities and stockholders’ investment	$221,879	$192,122	$212,853

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